Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Announces Intent to Acquire
CMS Information Services, Inc.

Acquisition to Expand CACI's Enterprise Network Solutions; Enterprise Financial
Management Systems; Software Engineering and Integration

Arlington, Va., February 12, 2004 - CACI International Inc (NYSE: CAI) announced today that it has signed an agreement to acquire all of the outstanding shares of CMS Information Services, Inc. (CMS). CMS, headquartered in Vienna, Virginia, is an information technology consulting firm that serves government agencies, primarily in the national defense sector. CMS specializes in enterprise network solutions, enterprise financial management systems, and software engineering and integration. Closing is anticipated during the quarter.

CMS has approximately 250 employees and recorded revenue of $38.7 million for their fiscal year ending December 31, 2003. Approximately 78% of their employees have clearances. CMS's CMMI (Capability Maturity Model Integration) Level 3 rating ensures that processes for management and engineering activities are documented and integrated into a standard set of processes resulting in higher quality products and services for their customers. The transaction is anticipated to be accretive to CACI's financial performance for the fiscal year ending June 30, 2004.

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "The acquisition of CMS will enable us to enhance our offerings in the areas of enterprise network solutions, enterprise financial management systems, and software engineering and integration. CMS maintains long-term relationships with their valued customers through the dedication of their talented employees and high-quality services."

David Lucien, CMS's Chairman and CEO said, "We are proud to join the CACI Team. In addition to synergy in our solutions we have a striking correlation in our business cultures and orientation to customer satisfaction."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 7,200 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant's UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, particularly in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the amended appeal of CACI International Inc, ASBCA No. 53058; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) outsourcing of activities that have been performed by the government; and (ii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com